Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Origin Bancorp, Inc. (Company) on Form S-8 (No. 333-226115, 333-255879, 333-266440, and 333-279032) and Form S-3 (No. 333-268122) of our report dated February 28, 2024 (except as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (as revised), as to which the date is February 26, 2025) on our audits of the consolidated financial statements of the Company as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, which report is included in the Company’s Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated February 28, 2024 (except as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (as revised), as to which the date is February 26, 2025) on our audit of the internal control over financial reporting of Origin Bancorp, Inc. as of December 31, 2023, which is included in the Annual Report on Form 10-K/A.

Forvis Mazars, LLP
Little Rock, Arkansas
February 26, 2025